Exhibit 99.1

Contacts: Media: Jamie Lacey, 301-398-4035 or Clarencia Stephen, 301-398-4073 Investors: Peter Vozzo, 301-398-4358 or John Filler, 301-398-4086 http://www.medimmune.com

PRELIMINARY DATA FROM CAIV-T PIVOTAL PHASE 3 TRIAL DEMONSTRATE CLINICAL EFFICACY OVER FLU SHOT

IN HEAD-TO-HEAD INFLUENZA STUDY

- Results Show 55-Percent Relative Reduction in Influenza Illness -

GAITHERSBURG, MD, December 12, 2005 – MedImmune, Inc. (Nasdaq: MEDI) today announced preliminary data from a Phase 3 study indicating that CAIV-T (cold adapted influenza vaccine, trivalent) showed a statistically significant reduction (55 percent) in influenza illness caused by any influenza strain compared to the injectable influenza vaccine (TIV). The influenza attack rate was 8.6 percent for study participants receiving TIV compared to 3.9 percent for those who received CAIV-T (p less than 0.0001). CAIV-T is MedImmune’s investigational, refrigerator-stable formulation of FluMist® (Influenza Vaccine Live, Intranasal), a frozen vaccine currently approved to prevent influenza in healthy children and adolescents, 5 to 17 years of age, and healthy adults, 18 to 49 years of age.

“This pivotal trial is the third Phase 3 trial of CAIV-T to show statistically significant reductions in influenza disease compared to the injectible influenza vaccine.  Collectively, these data suggest better efficacy against matched and mismatched strains and against both A and B strains,” said David M. Mott, president and chief executive officer. “Our objective now is to complete our analyses and prepare the data for submission, for which we will request priority review designation, to the U.S. Food & Drug Administration (FDA) in the second quarter of 2006.  If approved by the FDA, we hope to have the opportunity to offer CAIV-T as an alternative to the injectable influenza vaccine beginning in the 2007 influenza season.”

MedImmune’s pivotal Phase 3 trial for CAIV-T was a randomized, double-blind study designed to assess the safety and relative efficacy of CAIV-T and TIV in children ages 6 months through 59 months during the 2004-2005 influenza season. The primary endpoint of the trial was culture confirmed influenza-like illness (ILI), based on a modified version of the U.S. Centers for Disease Control & Prevention definition, caused by wild type strains antigenically matched to the vaccine. CAIV-T showed a 44-percent reduction in the number of these cases, compared to TIV (p less than 0.001). For matched strains, the attack rate was 2.4 percent for study participants receiving TIV compared to 1.4 percent for those receiving CAIV-T (p less than 0.001). The trial also met its secondary efficacy endpoints, with CAIV-T showing a 58-percent reduction in modified ILI caused by antigenically mismatched wild type strains. In the case of mismatched strains, the attack rate was 6.2 percent for the TIV arm and 2.6 percent for the CAIV-T group (p less than 0.001).

The study enrolled 8,492 children and was conducted at 249 sites in 16 countries in North America, Europe and Asia. Participants were randomized one-to-one to receive either CAIV-T or the injectable influenza vaccine. Each child also received a placebo nasal spray or placebo injection to preserve the double-blind design of the study. Participants were followed through the influenza season and evaluated to identify illnesses caused by influenza virus and for safety.

The rates of serious adverse events and adverse events were similar in the two groups. As expected, runny/stuffy nose occurred more frequently in CAIV-T recipients and site of injection events occurred more frequently among TIV recipients. In the analyses of medically significant wheezing, the only statistically significant difference was observed in children not previously vaccinated under two years of age after the first dose. In this analysis, the rate in the CAIV-T arm was 3.2 percent versus 2.0 percent in TIV recipients. In this same population, no significant difference was observed beyond 42 days after the last vaccination.

“Influenza is an important cause of morbidity and mortality in children. FluMist has previously been shown to be highly effective in placebo-controlled trials,” commented Edward M. Connor, M.D., executive vice president and chief medical officer. “This study provides important additional information about live, intranasal vaccination in young children, including meaningful reductions in influenza disease when compared with TIV in a season when both matched and mismatched viruses were circulating. In addition, the expanded safety data provided by this trial allows comprehensive assessment of benefit and risk for the two vaccines.”

Prior Comparative Phase 3 Clinical Trials with CAIV-T and TIV

Two previously completed Phase 3 studies have been conducted comparing CAIV-T to TIV. In one study (514) approximately 2,200 infants and children six months through 71 months of age with a history of recurrent respiratory tract infections received either two intranasal doses of CAIV-T or two doses of TIV to compare the efficacy and safety of the vaccines.  Children receiving CAIV-T in this study had a 53-percent reduction in culture-confirmed influenza compared to those receiving TIV.  In a second trial (515), approximately 2,200 children and adolescents from six years through 17 years of age with a history of asthma received either one intranasal dose of CAIV-T or one traditional dose of TIV prior to the 2002-2003 flu season.  Children receiving CAIV-T in this study had a 35-percent reduction in culture-confirmed influenza compared to those receiving TIV.  In both trials, no significant differences were observed in the rates of wheezing post-vaccination.

Other Recent Progress with Influenza Franchise

MedImmune recently completed a study evaluating the safety and immunogenicity of FluMist when given concurrently with measles-mumps-rubella (MMR) and varicella vaccines in 1,245 healthy children ages 12 months through 15 months. Co-administration of these vaccines did not interfere with immune responses to any vaccine included in the trial.

In September 2005, MedImmune submitted a supplemental Biologics License Application (sBLA) with the FDA for approval to use CAIV-T in preventing influenza in healthy individuals 5 to 49 years of age. Included in the sBLA were data from a recently completed pivotal Phase 3 study comparing the immunogenicity of FluMist and CAIV-T, as well as additional preclinical and clinical data supporting the comparability of the two formulations.

MedImmune also recently announced that it is working with the National Institutes of Health under a Cooperative Research and Development Agreement to produce and test attenuated, live intranasal influenza vaccines against pandemic influenza strains. This effort will use MedImmune’s proprietary reverse genetics technology, which allows researchers to remove potentially pathogenic portions of a pandemic virus, thereby making the vaccine and its production safer. In the interest of public health, MedImmune has offered licenses for its reverse genetics technology to U.S. and international health authorities and other vaccine manufacturers developing pandemic influenza vaccines.

About FluMist

FluMist is indicated for active immunization for the prevention of disease caused by influenza A and B viruses in healthy children and adolescents, 5 to 17 years of age, and healthy adults, 18 to 49 years of age. There are risks associated with all vaccines, including FluMist. Like any vaccine, FluMist does not protect 100 percent of individuals vaccinated. In studies of people between the ages of 5 and 49 years, runny nose was the most commonly reported side effect. Other common side effects included various cold-like symptoms, such as headache, cough, sore throat, tiredness/weakness, irritability, and muscle aches.

FluMist should not be used, under any circumstances, in anyone with an allergy to any part of the vaccine, including eggs; in children and adolescents receiving aspirin therapy; in people who have a history of Guillain-Barré syndrome; and in people with known or suspected immune system problems. Pregnant women and people with certain medical conditions, asthma, or reactive airways disease should not get FluMist.

Please see the Prescribing Information at http://www.flumist.com/pdf/prescribinginfo.pdf, visit www.flumist.com, or call 1-877-633-4411 for additional information.

Conference Call & Webcast

MedImmune will hold a conference call with the financial community on Monday, December 12, 2005 at 9:00 a.m. eastern time to discuss the preliminary data from the Phase 3 comparative efficacy trial for CAIV-T. The live webcast and related information can be accessed by going to the Investor Relations section of the MedImmune website at http://www.medimmune.com. Following the webcast, an archived version of the call will be available at the same address until December 19, 2005. An audio replay of the webcast will be available beginning at 11:00 a.m. eastern time on December 12, 2005 and ending at midnight December 19, 2005 by calling (888) 286- 8010. The passcode for the audio replay is 47998536.

About MedImmune, Inc.

MedImmune strives to provide better medicines to patients, new medical options for physicians, rewarding careers to employees, and increased value to shareholders. Dedicated to advancing science and medicine to help people live better lives, the company is focused on the areas of infectious diseases, cancer and inflammatory diseases. With more than 2,000 employees worldwide, MedImmune is headquartered in Maryland. For more information, visit the company’s website at www.medimmune.com.

This announcement contains, in addition to historical information, certain “forward-looking statements” regarding the results of clinical trials for FluMist and CAIV-T. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change current expectations and could cause actual outcomes and results to differ materially from current expectations. In addition to risks and uncertainties discussed in MedImmune’s filings with the U.S. Securities and Exchange Commission, MedImmune can provide no assurance that FluMist will be commercially successful. In addition, no assurance exists that development efforts for CAIV-T will succeed, that CAIV-T will receive required regulatory approval or that, even if regulatory approval is received, CAIV-T will be commercially successful. MedImmune undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise except as may be required by applicable law or regulation.

###